EXHIBIT 4.2

PNC Bank, National Association
1600 Market Street
Philadelphia, PA 19103

July 18, 2012

Kable Media Services, Inc.
16 South Wesley Avenue
Mt. Morris, IL  61054
Attention:  Bruce Obendorf

Re: Waiver and Amendment

Gentlemen:

Reference is made to that certain Revolving Credit and Security Agreement dated as of May 13, 2010 among Kable Media Services, Inc., a corporation organized under the laws of the State of Delaware (“Kable”), Kable Distribution Services, Inc., a corporation organized under the laws of the State of Delaware (“Kable Distribution”), Kable Product Services, Inc., a corporation organized under the laws of the State of Delaware (“Kable Product”), Kable News Company, Inc., a corporation organized under the laws of the State of Illinois (“Kable News”), Palm Coast Data Holdco, Inc., a corporation organized under the laws of the State of Delaware (“Palm Holding”), Kable Staffing Resources LLC, a limited liability company organized under the laws of the State of Delaware (“Kable Staffing”), Kable Specialty Packaging Services LLC, a limited liability company organized under the laws of the State of Delaware (“Kable Specialty”), Kable News International, Inc., a corporation organized under the laws of the State of Delaware (“Kable International”), Palm Coast Data LLC, a limited liability company organized under the laws of the State of Delaware (“Palm Coast”, together with Kable, Kable Distribution, Kable Product, Kable News, Palm Holding, Kable Staffing, Kable Specialty, Kable International and each Person joined thereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), the financial institutions which are now or which hereafter become a party thereto as lenders (collectively, “Lenders” and each individually a “Lender”) and PNC Bank, National Association, as agent for Lenders (in each such capacity, the “Agent”) (as amended, restated, supplemented or modified from time to time, the “Loan Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

 Borrowers have notified Agent that Borrowers have failed to maintain the Fixed Charge Coverage Ratio as required by Section 6.5 of the Loan Agreement for the period ending April 30, 2012 (the “Existing Default”).  Borrowers have requested that Agent and Lenders waive the Existing Default and further amend the terms of the Loan Agreement.  Agent and Lenders hereby agree to waive the Existing Default and amend the Loan Agreement as more fully set forth herein.

Upon execution of this Letter Agreement by Agent and Lenders, Borrowers and Agent agree that Section 6.5 of the Loan Agreement shall be deleted and replaced as follows:

6.5 Fixed Charge Coverage Ratio.  Commencing with the fiscal quarter ending July 31, 2012, cause to be maintained as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than (i) .70 to 1.00 for the quarter ending July 31, 2012 and (ii) 1.10 to 1.0 for each quarter end thereafter, in each case measured on a rolling four (4) quarter basis.

Upon execution of this Letter Agreement by Agent and Lenders, Agent and Lenders hereby waive the Existing Default; provided, however that such waiver shall in no way constitute a waiver of any other Default or Event of Default which may have occurred but which is not specifically referenced as an Existing Default, nor shall this waiver obligate Agent or Lenders to provide any further waiver of any other Default or Event of Default  (whether similar or dissimilar, including any further Default or Event of Default resulting from a failure to comply with the terms of the Loan Agreement).  Other than in respect of the Existing Default, this waiver shall not preclude the future exercise of any right, power, or privilege available to Agent or Lenders whether under the Loan Agreement, the other Loan Documents or otherwise.

Borrowers hereby confirm and ratify in all respects the Loan Agreement and the Other Documents and the Obligations outstanding thereunder, and acknowledge that the Loan Agreement and Other Documents shall continue in full force and effect as therein written except as set forth herein and that no claims, counterclaims, offsets or defenses arising out of or with respect to Borrowers’ Obligations exist under the Loan Agreement or the Other Documents.

Borrowers hereby confirm their existing grant to Agent of a security interest in the Collateral and Borrowers hereby confirm that all security interests at any time granted to Agent continue in full force and effect and secure and shall continue to secure the liabilities and Obligations so long as any such liabilities or Obligations remain outstanding and that all property subject thereto remain free and clear of any liens or encumbrances other than Permitted Encumbrances.

Please countersign this letter agreement below to evidence your acknowledgment to the foregoing.  Delivery by facsimile or electronic transmission shall bind the parties hereto.  This letter may be executed in one or more counterparts, each one of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

[Signature Pages to Follow]

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender By: /s/ Jacqueline MacKenzie Name: Jacqueline MacKenzie Title: Vice President

[Signature Page to Consent Letter]

BORROWERS: KABLE MEDIA SERVICES, INC.
By: /s/ Michael P. Duloc Name: Michael P. Duloc Title: President and Chief Executive Officer
KABLE DISTRIBUTION SERVICES, INC.
By: /s/ Michael P. Duloc Name: Michael P. Duloc Title: President and Chief Executive Officer
KABLE PRODUCT SERVICES, INC.
By: /s/ Michael P. Duloc Name: Michael P. Duloc Title: President and Chief Executive Officer
KABLE NEWS COMPANY, INC.
By: /s/ Michael P. Duloc Name: Michael P. Duloc Title: President
PALM COAST DATA HOLDCO, INC.
By: /s/ Michael P. Duloc Name: Michael P. Duloc Title: President and Chief Executive Officer

KABLE STAFFING RESOURCES LLC
By: /s/ Michael P. Duloc Name: Michael P. Duloc Title: President and Chief Executive Officer
KABLE SPECIALTY PACKAGING SERVICES LLC
By: /s/ Michael P. Duloc Name: Michael P. Duloc Title: President and Chief Executive Officer
KABLE NEWS INTERNATIONAL, INC.
By: /s/ Michael P. Duloc Name: Michael P. Duloc Title: President
PALM COAST DATA LLC
By: /s/ Michael P. Duloc Name: Michael P. Duloc Title: President and Chief Executive Officer

5